Filed pursuant to Rule 424(b)(3)
File Nos. 333-266399 and 811-22973

AMG PANTHEON FUND, LLC

Supplement dated November 18, 2022 to the Class 1 Prospectus and the Class 2, Class 3, Class 4 and Class 5 Prospectus, each dated July 31, 2022

The following information supplements and supersedes any information to the contrary relating to AMG Pantheon Fund, LLC (the “Fund”) contained in the Fund’s current Prospectuses (each, a “Prospectus”), dated as noted above.

Effective immediately, the first sentence of the “Management of the Fund – Other Service Providers to the Fund and Master Fund – Transfer Agent” section on page 74 of the Class 1 Prospectus and page 78 of the Class 2, Class 3, Class 4 and Class 5 Prospectus is hereby deleted in its entirety and replaced with the following:

BNY Mellon Investment Servicing (US) Inc., P.O. Box 534417, Pittsburgh, Pennsylvania 15253-4426, serves as Transfer Agent to the Fund.

PLEASE KEEP THIS SUPPLEMENT FOR FUTURE REFERENCE